CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement for the TANAKA Funds, Inc. of our audit report of the statement of assets and liabilities of the Fund and all references to our firm included in or made a part of this Pre-effective Amendment.



\s\ McCurdy & Associates
McCurdy & Associates CPA's, Inc.
December 10, 1998